SCHNEIDER NATIONAL, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT
EXECUTIVE AWARD AGREEMENT
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of February 15, 2023 (the “Date of Grant”), is made by and between Schneider National, Inc., a Wisconsin corporation (the “Company”), and [_______] (the “Participant”).
WHEREAS, the Company has adopted the Schneider National, Inc. 2017 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), pursuant to which performance-based restricted stock units (“PSUs”) may be granted; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the PSUs provided for herein to the Participant, subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Performance-Based Restricted Stock Units.

(a)Grant. The Company hereby grants to the Participant a total of [______] target PSUs, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The number of PSUs actually earned at the end of the Performance Period (defined below), if any, shall be based on the attainment of specified levels of the performance measures set forth on Exhibit A (the “Performance Metrics & Calculations”), and may range between 0% to 250% of the number of target PSUs. Each PSU represents the right to receive one Class B share of the Company’s common stock, no par value per share (“Share”), subject to the transfer restrictions, forfeiture provisions and other terms and conditions specified herein. The PSUs shall be credited to a separate book-entry account maintained for the Participant on the books of the Company.

(b)Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan. Without limiting the foregoing, the Participant acknowledges that the PSUs and any Shares acquired upon settlement of the PSUs are subject to provisions of the Plan under which, in certain circumstances, an adjustment may be made to the number of the PSUs and any Shares acquired upon settlement of the PSUs.

2.Earned PSUs, Vesting and Settlement.

(a)Earned PSUs. The PSUs are subject to both performance-based and service-based requirements. The number of earned PSUs (i.e. that number of PSUs which correspond to the level of performance attainment which the Committee has determined was achieved during any applicable period ) shall be determined solely by the Committee, in its absolute discretion, based on the attainment by the Company or its Affiliates of the targeted levels of performance set forth in Exhibit A, during the period beginning on January 1, 2023 and ending on December 31, 2025 (the “Performance Period”) as determined by the Committee. The number of earned PSUs may range between 0% and 250% of the number of target PSUs granted hereunder (with 100% corresponding to target performance achievement). PSUs shall also be subject to, and earned only if, the Participant remains continuously employed in active service by the Company or one of its Affiliates from the Date of Grant through the final date of the performance period.

(b)Performance Measures. For purposes of determining the number of earned PSUs under this Agreement, the performance measures which the Committee shall assess and evaluate for determining the number of PSUs which have been earned by the Participant shall consist of: (i) a simple average of the Company’s annual return on invested capital (as defined on Exhibit A) (“ROC”) over the Performance Period, (ii) the cumulative compound annual growth rate of the Company’s earnings before taxes as defined on Exhibit A (“EBT CAGR”) over the Performance Period, and (iii) the Company’s relative total shareholder return (“rTSR”; collectively, the “Performance Measures”), in each case as derived from the consolidated financial statements (as applicable) of the Company for each calendar year in the Performance Period.
(c)Committee Determination, Vesting and Settlement. As soon as administratively practicable after the end of the Performance Period, the Committee shall solely and exclusively make all determinations with regard to: (a) the calculation of ROC, EBT CAGR, and rTSR performance (pursuant to Exhibit A) during the Performance Period (b) the corresponding level of performance achievement by the Company associated with such calculations; and (c) the number of PSUs which the participant is entitled to receive under this Agreement (“Certification”). For the avoidance of doubt, the Committee’s determinations regarding the Performance Measures or the Company’s level of achievement during the Performance Period or any portion of the Performance Period, shall be final and non-appealable. Subject to Sections 11(d) and 11(e), as soon as administratively practicable after Certification (or an earlier date in accordance with Section 5(a) or Section 6), but in any event during the first 60 days of 2025 (or within the first 60 days of the calendar year following the calendar year in which an event described in Section 5(a) or Section 6, as applicable, occurs, to the extent resulting in earlier vesting/settlement of the PSUs), each vested and earned PSU shall be settled. The PSUs may be settled in Shares, in cash in an amount equal to the number of vested PSUs multiplied by the Fair Market Value of a Share as of the Vesting Date, or in a combination of cash and Shares, as determined by the Committee. The Company shall deliver to the Participant notification of the number of PSUs which have been earned by the Participant and which the Committee may determine to be fully vested under this Agreement (“Vested PSUs”), net of any PSU amounts which are liquidated to cover any required tax withholding.

(d)Cancellation/Forfeiture. All unearned PSUs shall be cancelled and forfeited, and the Participant shall not be entitled to receive any consideration with respect to any unearned PSUs. Further, except as otherwise provided in Section 5, if the Participant’s employment terminates prior to the final date of the Performance Period, then all unvested PSUs shall be cancelled and forfeited immediately as of the date of such termination of employment, and the Participant shall not be entitled to receive any consideration with respect to any unearned PSUs.

3.Dividend Equivalents. Each PSU shall be credited with Dividend Equivalents, which shall be withheld by the Company for the Participant’s account. Dividend Equivalents credited to the Participant’s account and attributable to a PSU shall be distributed (without interest) to the

Participant at the same time as the underlying Share is delivered (or equivalent cash payment made) upon settlement of such PSU and, if such PSU is forfeited, the Participant shall have no right to such Dividend Equivalents. Any adjustments for Dividend Equivalents shall be in the sole discretion of the Committee and may be payable (x) in cash, (y) in Shares with a Fair Market Value as of the Vesting Date equal to the Dividend Equivalents, or (z) in an adjustment to the underlying number of Shares subject to the PSUs.

4.Tax Withholding. Vesting and settlement of the PSUs shall be subject to the Participant satisfying any applicable U.S. Federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. Unless otherwise provided by the Company, (a) tax withholding shall be accomplished by withholding Shares subject to the PSUs with a value up to the amount of any required withholding taxes and (b) tax withholding shall in no event exceed the applicable maximum statutory rate. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the PSUs or otherwise the amount of any required withholding taxes in respect of the PSUs, the vesting and settlement or any payment or transfer of the PSUs or under the Plan, and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

5.Termination of Employment.

(a)Termination of Employment due to Death or Disability. If, during the first calendar year of the Performance Period, the Participant’s employment with the Company or its Affiliates is terminated (1) due to the Participant’s Disability, or (2) due to the Participant’s death, then 100% of the PSUs shall be deemed earned by the Participant (which corresponds to target level of achievement) and vested as of the date of termination of the Participant’s employment and shall be vested and settled in accordance with Section 2(c). If, on or prior to the final date of the Performance Period but after the first calendar year of the Performance Period, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or any of its Affiliates due to the Participant’s Disability, or (2) due to the Participant’s death, then the Committee, in its sole discretion, shall determine a number of PSUs, if any, that shall be deemed earned and vested as of the date of termination of employment based on actual performance, in accordance with Section 2 for the completed calendar years prior to the year in which such termination of employment occurs, and the earned PSUs shall be settled in accordance with Section 2(c). For the avoidance of doubt, this Section 5(a) shall not apply to any death or Disability of the Participant occurring after the date of termination of the Participant’s employment for any reason (including Retirement).

(b)Termination of Employment due to Retirement. If, on or prior to the final date of the Performance Period, the Participant’s employment with the Company or its Affiliates is terminated by the Participant due to Retirement, then a prorated number of PSUs shall remain eligible to be earned, vested and settled in accordance with Section 2, as if the Participant had remained continuously employed in active service by the Company or one of its Affiliates through the final date of the Performance Period. Such prorated number of PSUs shall be calculated by multiplying (x) the number of PSUs which would have been earned by the Participant had the Participant not retired prior to the end of the Performance Period, as determined by the Committee following the end of the Performance Period (or in connection with a Change of Control under Section 6), by (y) a fraction, the numerator of which is the number of completed and partial months in the Performance Period through the effective date of the Participant’s Retirement, and the denominator of which is 36.

For the avoidance of doubt, a Participant must satisfy all requirements specified under the Plan to become eligible for Retirement, including and without limitation, the requirement that the Participant continue in active employment through the end of the year in which this award was granted. In the event the Participant does not continue in active employment through the end of the year in which this award was granted due to the Participant’s voluntary termination of employment then all PSUs granted under this Agreement shall be cancelled and forfeited immediately and the Participant shall not be entitled to receive any consideration with respect to any such cancelled and forfeited PSUs.

(c)Other Termination of Employment. If, prior to the final date of the Performance Period, the Participant’s employment with the Company or its Affiliates terminates for any reason other than as set forth in Sections 5(a) or 5(b) above (including any termination of employment by the Participant for any reason other than Retirement, or by the Company with or without Cause), then all unvested PSUs shall be cancelled and forfeited immediately and the Participant shall not be entitled to receive any consideration with respect to any such cancelled and forfeited PSUs. When a Participant’s employment with the Company is terminated for any reason other than due to Death, Disability, or Retirement as defined by the Plan: (i) Participant’s access to the Company’s online equity portal will be revoked on the 90th day following the date of the Participant’s employment termination date; and (ii) within 90 days of Participant’s employment termination date, the Participant shall be solely responsible for arranging for the transfer of all of Participant’s Vested PSUs to Participant’s own personal brokerage account; For the avoidance of doubt, if following the final date of the Performance Period and prior to the vesting and settlement of the PSUs in accordance with Section 2(c), the Participant’s employment with the Company or its Affiliates terminates for any reason other than for Cause, the Participant shall remain eligible to earn PSUs under this Agreement following Certification in accordance with Section 2(c); provided, however, that if following the Performance Period and prior to the vesting and settlement of the PSUs in accordance with Section 2(c), the Participant’s employment with the Company or its Affiliates terminates for Cause, then all unvested PSUs shall be cancelled and forfeited immediately and the Participant shall not be entitled to receive any consideration with respect to any cancelled and forfeited PSUs.

6.Change of Control.

(a)If a Change of Control occurs and the Committee determines that no sufficient provision has been made for assumption or substitution of the PSUs granted in this Agreement as contemplated by Section 8(a) of the Plan, a number of the PSUs, shall, as determined by the Committee, be deemed earned by the Participant and shall be vested and settled in accordance with Section 2(c). If such Change of Control occurs during the first calendar year of the Performance Period, then 100% of the PSUs shall be deemed earned by the Participant (which corresponds to target level of achievement) and shall be vested and settled in accordance with Section 2(c). If such Change of Control occurs prior to the final date of the Performance Period but after the first calendar year of the Performance Period, then the Committee shall determine a number of PSUs, if any, that shall be earned based on actual performance, in accordance with Section 2, for the completed calendar years of the Performance Period prior to the year in which such Change of Control occurs; provided that with respect to the rTSR modifier (as described in Exhibit A), performance shall be measured through the date of the Change of Control, and the earned PSUs shall be vested and settled in accordance with Section 2(c).

(b)If a Change of Control occurs and the Committee determines that the acquirer has assumed or substituted the PSUs granted hereby in the manner contemplated by Section 8(b) of the Plan, then the performance measures under this Agreement shall be deemed waived, and the Participant will be entitled to receive that number of PSUs indicated below so long as the Participant remains continuously employed in active service by the Company or one of its Affiliates through the final date of the Performance Period.

(i)If such Change of Control occurs during the first calendar year of the Performance Period, then 100% of the PSUs shall, as determined by the Committee, be deemed earned by the Participant (which corresponds to target level of achievement) and shall be vested and settled in accordance with Section 2(c). If such Change of Control occurs prior to the final date of the Performance Period, but after the first calendar year of the Performance Period, then the Committee shall determine a number of PSUs, if any, that shall remain eligible to vest based on actual performance, in accordance with Section 2, for the completed calendar years of the Performance Period prior to the year in which such Change of Control occurs; provided, however, with respect to the rTSR modifier (as described in Exhibit A), the Company’s performance shall be measured through the date of the Change of Control.

(ii)Notwithstanding anything to the contrary herein, if, within the 24-month period following such Change of Control, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates without Cause (other than due to death or Disability), or (2) by the Participant for Good Reason (defined below), then the number of PSUs eligible to vest under Section 6(b)(i), shall become fully earned as of the date of termination of employment and shall be vested and settled in accordance with Section 2(c).

(iii)For purposes of this Agreement only, “Good Reason” means (i) a material decrease in the Participant’s total annual compensation opportunity (calculated as the sum of such Participant’s annual base salary plus target annual bonus) or (ii) a relocation of the principal place of the Participant’s work location to a location that increases the Participant’s one-way commute by at least 50 miles. Notwithstanding anything herein to the contrary, Good Reason shall not occur unless and until (A) the Participant delivers written notice delivered to the General Counsel of the Company within 60 days following the initial existence of the circumstances giving rise to Good Reason, (B) 30 days have elapsed from the date the Company receives such notice from the Participant without the Company curing or causing to be cured the circumstances giving rise to Good Reason, and (C) the Participant’s effective date of resignation is no later than 10 days following the Company’s failure to cure.

(iv)For the avoidance of doubt, if at any time following such Change of Control, the Participant’s employment with the Company and its Affiliates is terminated (1) by the Company or one of its Affiliates due to the Participant’s Disability, or (2) due to the Participant’s death, then the number of PSUs determined pursuant to Section 6(b)(i), to the extent unvested, shall become fully earned as of the date of termination of employment and shall be vested and settled in accordance with Section 2(c).

7.Restrictive Covenants.

(a)Restrictive Covenant Agreements. As a condition to the award of PSUs under this Agreement, the Participant hereby agrees that he or she remains bound by the following agreements with the Company: (i) the Key Employee Non-Compete and No-Solicitation Agreement, (ii) the Confidentiality Agreement, each in the form provided by the Company ((i) and (ii) collectively, the “Restrictive Covenant Agreements”), and (iii) covenants not to breach or contest, directly or indirectly, the validity of any of the Restrictive Covenant Agreements.

(b)Forfeiture; Other Relief. In the event of a breach by the Participant of any Restrictive Covenant Agreement (including, without limitation, any non-compete, non-solicitation or confidentiality agreement between the Participant and the Company or any of the Company’s Affiliates, to which the Participant is a party), then in addition to any other remedy which may be available at law or in equity, the PSUs shall be automatically forfeited effective as of the date on which such violation first occurs, and, in the event that any of the Participant’s PSUs have vested within the three (3) year period immediately preceding such breach, the Participant will forfeit any Shares or cash payment received upon settlement thereof without consideration and be required to forfeit any compensation, gain or other value realized thereafter on the sale or other transfer of such Shares, and must promptly repay such amounts to the Company. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants to the full extent of law and equity. The Participant acknowledges and agrees that irreparable injury will result to the Company and its goodwill if the Participant breaches any of the terms of the Restrictive Covenant Agreements, the exact amount of which will be difficult or impossible to ascertain, and that remedies at law would be an inadequate remedy for any breach. Accordingly, the Participant hereby agrees that, in the event of a breach of any of the terms of the Restrictive Covenant Agreements, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

(c)Severability; Blue Pencil. The invalidity or nonenforceability of any provision of this Section 7 or any of the terms of the Restrictive Covenant Agreements in any respect shall not affect the validity or enforceability of the other provisions of this Section 7 or any of the terms of the Restrictive Covenant Agreements in any other respect, or of any other provision of this Agreement. In the event that any provision of this Section 7 or any of the terms of the Restrictive Covenant Agreements shall be held invalid, illegal or unenforceable (whether in whole or in part) by a court of competent jurisdiction, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions (and part of such provision, as the case may be) shall not be affected thereby; provided, however, that if any provision of the Restrictive Covenant Agreements is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

8.Rights as a Shareholder. The Participant shall not be deemed for any purpose, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares underlying the PSUs unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the Shares underlying the vested PSUs and (ii) the Participant’s name shall have been entered as a shareholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

9.Compliance with Legal Requirements. The granting, vesting, and settlement of the PSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable Federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to impose such restrictions on the PSUs as it deems reasonably necessary or advisable under applicable Federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to such Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. The Participant agrees to take all steps the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of Federal and state securities law in exercising his or her rights under this Agreement.

10.Clawback. The PSUs and/or the Shares acquired upon settlement of the PSUs shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required or permitted by applicable law or regulation of any applicable securities exchange or inter-dealer quotation system on which the Shares may be listed or quoted, or if so required pursuant to a written policy either currently in place or which may subsequently be adopted by the Company.

11.Miscellaneous.

(a)Transferability. The PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under the Plan. Any attempted Transfer of the PSUs contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the PSUs, shall be null and void and without effect.

(b)Amendment. The Committee at any time, and from time to time, may amend the terms of this Agreement; provided, however, that the rights of the Participant shall not be materially adversely affected without the Participant’s written consent.

(c)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(d)Deferrals.

(i)Deferral Elections. The following rules shall apply to any deferral elections made by the Participant:

(A)The Participant may elect to defer all or any portion of the Shares or cash he or she would otherwise receive pursuant to Section 2 or 3 of this Agreement by completing and submitting a deferral election form (in a form provided by the Company) no later than June 30, 2025 or such other time determined by the Company.

(B)Deferral elections shall continue in effect until a written election to revoke or change such deferral election is received by the Company, except that a written election to revoke or change such deferral election must be made no later than June 30, 2025 or such other time determined by the Company.

(ii)Distributions Pursuant to Deferral Elections. Any Shares or cash deferred under this Agreement shall be distributed in a single lump-sum distribution on the last business day of the month following the month in which the earliest of the following events occurs (or as soon as administratively practicable thereafter): (A) the Participant’s “separation from service” (within the meaning of Section 409A of the Code); (B) a fixed date specified by the Participant at the time the Participant makes a deferral election, (which date may not be prior to the first (1st) anniversary, or later than the tenth (10th) anniversary, of the payment or settlement date of the Equity Award, unless the Company determines otherwise in accordance with Section 409A of the Code); (C) the Participant’s

Disability (as provided in Section 11(d)(iii) below); or (D) the Participant’s death. Share deferrals shall be paid in Shares and cash deferrals shall be paid in cash.

(iii)Disability. At the time that a Participant elects to defer the receipt of Shares or cash pursuant to Section 11(d)(i) above, the Participant shall make an election with respect to the treatment of the deferred Shares or cash in the event of his or her Disability. The Participant may elect (x) to receive distribution of the deferred Shares or cash in the event of his Disability, or (y) notwithstanding his or her Disability, to receive distribution of the deferred Shares or cash upon the occurrence of an event set forth in clauses (A), (B) or (D) in Section 11(d)(ii) above. For purposes of this Section 11(d), “Disability” shall have the meaning set forth in the Plan; however, to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section 11(d).

(iv) Unforeseeable Emergency. The Committee may, in its sole and absolute discretion and subject to the requirements and restrictions under Section 409A of the Code, make a partial or total distribution of the Shares or cash deferred by a Participant upon the Participant’s request and a demonstration by the Participant of an “unforeseeable emergency” (as defined in Section 409A of the Code).

(v)Terms and Conditions of Deferrals. The deferrals made pursuant to this Section 11(d) shall be subject to such other terms and conditions determined by the Committee and set forth in a deferral election form and related documents.

(e)Section 409A. The PSUs are intended to be exempt from, or compliant with, Section 409A of the Code and shall be interpreted accordingly. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole reasonable discretion and with the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 11(e) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the PSUs or the Shares underlying the PSUs will not be subject to interest and penalties under Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that the Participant is a “specified employee” (within the meaning of the Committee’s established methodology for determining “specified employees” for purposes of Section 409A of the Code), payment or distribution of any amounts with respect to the PSUs that are subject to Section 409A of the Code and that are required to be delayed due to the Participant’s status as a “specified employee” will be made as soon as practicable following the first business day of the seventh month following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates, or, if earlier, the date of the Participant’s death.

(f)General Assets. All amounts credited in respect of the PSUs to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(g)Notices. All notices, requests, consents and other communications to be given hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally recognized overnight courier, or by first-class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addresser:

(i)if to the Company, to:
Schneider National, Inc.
3101 Packerland Drive
Green Bay, WI 54313
Facsimile: (920) 403-8445
Attention: General Counsel

(ii)if to the Participant, to the Participant’s home address on file with the Company.
All such notices, requests, consents and other communications shall be deemed to have been delivered in the case of personal delivery or delivery by telecopy, on the date of such delivery, in the case of nationally recognized overnight courier, on the next business day, and in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.
(h)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(i)No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(j)Fractional Shares. In lieu of issuing a fraction of a Share resulting from an adjustment of the PSUs pursuant to Section 4(b) of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount equal to the Fair Market Value of such fractional share.

(k)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no beneficiary is designated, if the designation is ineffective, or if the beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s beneficiary shall be determined under applicable state law if such state law does not recognize beneficiary designations under equity Awards of this type and is not preempted by laws which recognize the provisions of this Section 11(k).

(l)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(m)Entire Agreement. This Agreement (including Exhibit A), the Plan and the Restrictive Covenant Agreements contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.

(n)Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Wisconsin.

(o)Consent to Jurisdiction; Waiver of Jury Trial. The Participant and the Company (on behalf of itself and its Affiliates) each consents to jurisdiction in the United States District Court for the Eastern District of Wisconsin, or if that court is unable to exercise jurisdiction for any reason, the Circuit Court of the State of Wisconsin, Brown County, and each waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR THIS AGREEMENT.

(p)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(q)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

SCHNEIDER NATIONAL, INC.

Thomas G. Jackson
Executive Vice President and Secretary

[Participant Name]
[Date Signed]

EXHIBIT A
Performance Metrics & Calculations
For purposes of this Agreement, the following terms have the meanings set forth below:
•“Cumulative EBT” means the aggregate of Earnings Before Tax over the Performance Period to achieve the “3 Years Total Earnings Before Tax” target listed on this Exhibit A.
•“Earnings Before Tax” means earnings before tax as reported in the audited financial statements to the Company’s Form 10-K, in accordance with GAAP.
•“Return on Capital” or “ROC” means operating earnings divided by invested capital; provided, that for purposes of this Agreement, the following items are omitted from the calculation: cash, marketable securities, debt, SFI, goodwill, interest, taxes.
• “rTSR” means the Company’s relative total shareholder return compared to a Peer Group determined by the Committee for the performance period beginning January 1, 2023 and ending December 31, 2025. For clarity when calculating the rTSR the beginning price of the performance period will be determined using the average closing share price over the trading days in December immediately prior to the performance period and the ending price at the end of the performance period will be determined using the average closing share price over the trading days in December in year three of the performance period. For purposes of the rTSR calculation, dividends are assumed to be reinvested on the ex-dividend date.
•“Peer Group” means the following companies:

Air Transport Services Group, Inc.
ArcBest Corporation
C.H. Robinson Worldwide, Inc.
Covenant Logistics Group, Inc.
Daseke, Inc.
Expeditors International of Washington, Inc.
FedEx Corporation
Forward Air Corporation
GXO Logistics Heartland Express, Inc. Hub Group, Inc. J.B. Hunt Transport Services, Inc. Knight-Swift Transportation Holding, Inc. Landstar System, Inc. Marten Transport, Ltd. Old Dominion Freight Line, Inc.	P.A.M. Transportation Services, Inc. Radiant Logistics, Inc. Ryder System, Inc. Saia, Inc. United Parcel Service, Inc. Universal Logistics Holdings, Inc. Werner Enterprises, Inc. XPO Logistics, Inc.

The Peer Group may be changed as follows, subject to the discretion of the Compensation Committee:
i.M&A – If a Peer Group member ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market (unless such cessation of such listing is due to bankruptcy/delisting), such Peer Group member shall be removed from the Peer Group.
ii.Bankruptcy/delisting – In the event of a bankruptcy, liquidation or delisting of a Peer Group member, such Peer Group member shall remain in the Peer Group.
Except as may otherwise be provided in the Agreement, the number of PSUs that will be eligible to vest under this Agreement shall be determined based on the following formula:
•Total Restricted Shares granted x 60% x Cumulative EBT Achievement (as described below); plus
•Total Restricted Shares granted x 40% x ROC Achievement (as described below); then multiplied by

•The rTSR Multiplier (as described below).
Cumulative EBT Achievement shall equal the Company’s 3-year Cumulative EBT performance* over the Performance Period as compared to the Company’s Cumulative EBT target of [$1.776B] (“Target Cumulative EBT”), as follows:
•Cumulative EBT performance below [1.421B] (“Threshold Cumulative EBT Performance”) shall result in Cumulative EBT Achievement of 0%.
•Cumulative EBT performance at Target EBT shall result in Cumulative EBT Achievement of 100%.
•Cumulative EBT performance at or above [2.309B] (“Maximum Cumulative EBT Performance”) shall equal 200%.
* Intermediate levels of Cumulative EBT Achievement between Threshold Cumulative EBT Performance, Target Cumulative EBT Performance or Maximum Cumulative EBT Performance may be estimated by the Committee using linear interpolation.

ROC Achievement shall equal a percentage based on the Company’s ROC performance** over the Performance Period as compared to the Company’s 3 Year Average ROC target of [17.0%] (“Target ROC”) as follows:
•3 Year Average ROC performance below [12.0%] (“Threshold ROC Performance”) shall result in ROC Achievement of 0%.
•3 Year Average ROC performance at Target ROC shall result in ROC Achievement of 100%.
•3 Year Average ROC performance at or above [22.0%] (“Maximum ROC Performance”) shall result in ROC Achievement of 200%.
** Intermediate levels of ROC Achievement between Threshold ROC Performance, Target ROC Performance or Maximum ROC Performance may be estimated by the Committee using linear interpolation.
The rTSR Multiplier shall equal 0.75 if the Company’s rTSR is at or below the 25th percentile of the comparator group. The rTSR Multiplier shall equal 1.00 if the Company’s rTSR is above the 25th but below the 75th percentile of the comparator group. The rTSR Multiplier shall equal 1.25 if the Company’s rTSR is at or above the 75th percentile of the comparator group.